EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Versartis, Inc. of our report dated March 6, 2018 relating to the consolidated financial statements and financial statement schedule, which appears in Versartis, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 16, 2018